EXHIBIT 10.7

March 13, 2021

Kristen Ankerbrandt

Dear Kristen:

This letter agreement amends and restates the offer letter between you and Compass, Inc. (the “Company”)1, dated November 9, 2018 (the “Prior Agreement”) effective March 1, 2021.

You will continue to work in the role of Chief Financial Officer, reporting to the Company’s Chief Executive Officer.

1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

2.    Equity Stock Options: You previously received an option (the “Option”) to purchase 37,952 shares of the Company’s common stock under the Company’s Third Amended & Restated 2012 Stock Incentive Plan, as amended (the “Plan”). The Option remains subject to its existing vesting schedule and other terms, as set forth in the applicable stock option agreement by and between you and the Company and below.

In the event that your employment is terminated without Cause (defined below) when you are otherwise able and willing to perform the services contemplated by this letter agreement, or you terminate for Good Reason (defined below), then, subject to your execution and non-revocation of an effective release of claims in favor of Compass in a form reasonably acceptable to the Company, but that does not release any claims for your indemnification of the Company under contract or By-laws of the Company or any rights you may have under fiduciary insurance policies of the Company, then the vesting of 25% of the total number of shares under the Option shall be accelerated subject to receipt of the release.

For purposes of this Section 2, “Cause” means the occurrence of any of the following: (A) any willful, material violation by you of any law or regulation applicable to the business of the Company, your conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (B) your commission of an act of personal dishonesty in connection with the Company or any other entity having a business relationship with the Company; (C) any material breach by you of any provision of any agreement or understanding the Company and you have regarding the terms of your service as an employee, officer, director or consultant to the Company, including without limitation, your willful and continued failure or refusal to perform the material duties required of you as an employee, officer, director or consultant of the Company, including without limitation, your failure to meet performance criteria as mutually and reasonably agreed to by you and the Company within ninety (90) days of your commencement of employment with the Company and ninety (90) days of the beginning of each subsequent calendar year, as may be amended from time to time, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company; (D) your disregard of the material policies of the Company so as to cause or potentially cause loss, damage or injury to the property, reputation or employees of the Company, or (E) any other misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company. Any of the foregoing may be cured, if curable, within thirty (30) days of receipt of notice by the Company to you.

[1]	Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including Compass, Inc.

For purposes of this Section 2, “Good Reason” means the occurrence of any of the following:

(A)    a material reduction of your duties, authorities, or responsibilities relative to your duties, authorities, or responsibilities in effect immediately prior to the reduction, or a material change in the position to whom you report provided that such position is not eliminated or that you have not failed to meet performance criteria as described in prong (C) of the above-definition of Cause;

(B)    a reduction in your rate of annual base salary or bonus opportunity by more than 20%; provided, however, that, a reduction of annual base salary and/or bonus opportunity that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”;

(C)    the failure of any successor in interest of the Company to assume all of the obligations of the Company under this letter agreement; or

(D)    a material change in the geographic location of your primary work facility or location by more than 50 miles; provided, that a relocation to a location that is within 50 miles from your then-present primary residence will not be considered a material change in geographic location.

Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

3.    Employee Benefits. You will continue to be eligible to participate in a number of Company- sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.    Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated March 12, 2021, attached to this offer letter as Exhibit A. In no event shall you receive cash severance benefits under more than one of: (x) this letter agreement, (y) the Severance Agreement, and (z) any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company and, accordingly, to the extent you receive benefits under this letter agreement or any other acceleration or severance arrangement that are better than the benefits under the Severance Agreement, you will not receive the corresponding benefit(s) under the Severance Agreement.

5.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Proprietary Information, Inventions and Arbitration Agreement by and between you and the Company.

6.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

7.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

9.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

10.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement and the applicable stock option agreement evidencing the Option), including, without limitation, the Prior Agreement. This letter will be governed by the laws of New York, without regard to its conflict of laws provisions.

Very truly yours,

COMPASS, INC.

/s/ Robert Reffkin
By: Robert Reffkin
Founder & CEO

ACCEPTED AND AGREED:

KRISTEN ANKERBRANDT

/s/ Kristen Ankerbrandt
Signature

March 13, 2021
Date

[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]